                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                             STERLING SOFTWARE, INC.
                                (Name of Issuer)




                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)


                                   859547-10-1
                                 (CUSIP Number)


                               SEPTEMBER 29, 1999
             (Date of Event Which Requires Filing of this Statement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /  Rule 13d-1(b)
                  /X/  Rule 13d-1(c)
                  / /  Rule 13d-1(d)

                                Page 1 of 7 Pages
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
=============================================                                          ===========================================
CUSIP NO.  859547-10-1                                           13G                   PAGE 2 OF 7 PAGES
==================================================================================================================================
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SAM WYLY ###-##-####
----------------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                               (a) /X/
                                                                                                                          (b) / /
----------------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
----------------------------------------------------------------------------------------------------------------------------------

                                      5      SOLE VOTING POWER

                                                 803,419
                                      --------------------------------------------------------------------------------------------

                  NUMBER OF           6     SHARED VOTING POWER
                    SHARES
                 BENEFICIALLY                    -0-
                   OWNED BY           --------------------------------------------------------------------------------------------
                     EACH
                   REPORTING          7     SOLE DISPOSITIVE POWER
                    PERSON
                     WITH                        2,528,419
                                      --------------------------------------------------------------------------------------------

                                      8     SHARED DISPOSITIVE POWER

                                                 -0-
----------------------------------------------------------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,528,419
----------------------------------------------------------------------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                               / /

----------------------------------------------------------------------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            2.9%
----------------------------------------------------------------------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

            IN
==================================================================================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

=============================================                                          ===========================================
CUSIP NO.  859547-10-1                                           13G                   PAGE 3 OF 7 PAGES
==================================================================================================================================
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CHARLES J. WYLY, JR. ###-##-####
----------------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                               (a) /X/
                                                                                                                          (b) / /
----------------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
----------------------------------------------------------------------------------------------------------------------------------

                                      5      SOLE VOTING POWER

                                                 1,400,679
                                      --------------------------------------------------------------------------------------------

                  NUMBER OF           6     SHARED VOTING POWER
                    SHARES
                 BENEFICIALLY                    -0-
                   OWNED BY           --------------------------------------------------------------------------------------------
                     EACH
                   REPORTING          7     SOLE DISPOSITIVE POWER
                    PERSON
                     WITH                        2,300,679
                                      --------------------------------------------------------------------------------------------

                                      8     SHARED DISPOSITIVE POWER

                                                 -0-
----------------------------------------------------------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,300,679
----------------------------------------------------------------------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                               / /

----------------------------------------------------------------------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            2.6%
----------------------------------------------------------------------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

            IN
==================================================================================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

         This initial Schedule 13G is filed jointly by Sam Wyly and Charles
J. Wyly, Jr. (together, the "Reporting Persons") and terminates the Reporting Persons' obligations to file amendments to the Schedule 13D previously filed jointly by the Reporting Persons.

ITEM 1(a).        NAME OF ISSUER:

                  Sterling Software, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  300 Crescent Court, Suite 1200
                  Dallas, Texas 75201

ITEM 2(a).        NAME OF PERSON FILING:

                  Sam Wyly
                  Charles J. Wyly, Jr.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  300 Crescent Court, Suite 1200
                  Dallas, Texas 75201

ITEM 2(c).        CITIZENSHIP:

                  Sam Wyly  -- U.S.A.
                  Charles J. Wyly, Jr. -- U.S.A.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.10 per share

ITEM 2(e).        CUSIP NUMBER:

                  859547-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

                  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX: /X/

ITEM 4.           OWNERSHIP:


                  Sam Wyly:

                  (a)      Amount beneficially owned:  2,528,419

                  (b)      Percent of Class:  2.9%

                  (c)      Number of Shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:
                                    803,419

                           (ii)     Shared power to vote or direct the vote:
                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of: 2,528,419

                           (iv) Shared power to dispose or to direct the disposition of: -0-

                  Charles J. Wyly, Jr.:

                  (a)      Amount beneficially owned: 2,300,679

                  (b)      Percent of Class: 2.6%

                  (c)      Number of Shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:
                                    1,400,679

                           (ii)     Shared power to vote or direct the vote:
                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of: 2,300,679

                           (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


















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

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:    October 15, 1999.


                                                 By:  /s/  Sam Wyly
                                                      --------------------------
                                                      Sam Wyly



                                                      /s/  Charles J. Wyly, Jr.
                                                      --------------------------
                                                      Charles J. Wyly, Jr.













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